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                                                                     EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT

Regal Investment Company, a Delaware corporation

R.C. Cobb, Inc., an Alabama corporation

Cobb Theatres II, Inc., an Alabama corporation

Cobb Finance Corp., an Alabama corporation